Exhibit 99.1

Contact:   Michael R. Sand,
           President & CEO
           Dean J. Brydon, CFO
           (360) 533-4747
           www.timberlandbank.com
           ----------------------

     Timberland Bancorp Earns $1.36 Million in Fiscal First Quarter 2011 EPS Increased to $0.16; Total Risk Based Capital Increased to 16.5%; Net
                   Interest Margin Increased to 3.82%

HOQUIAM, WA - January 24, 2011 -- Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported fiscal 2011 first quarter profit of $1.36 million. Net interest margin rose and strong capital ratios were further strengthened during the quarter. Net income available to common shareholders after adjusting for the preferred stock dividend and the preferred stock discount accretion was $1.10 million, or $0.16 per diluted common share. For the first fiscal quarter one year ago, the net loss to common shareholders was $(35,000), or $(0.01) per diluted common share, and was a net loss of $(403,000), or $(0.06) per diluted common share, for the immediately prior quarter after recognizing a mortgage servicing rights ("MSR") impairment of $890,000. During the quarter ended December 31, 2010, the Company recovered $634,000 of the prior quarter's MSR impairment.

"We have begun our new fiscal year with a strong first quarter profit, solid net interest margin, very strong capital ratios and a well balanced mix of loans and deposits," said Michael Sand, President and CEO. "For the first time in several quarters, we are seeing signs of improving loan demand and stabilizing real estate values. This is reflected by reduced charge offs and a lower loan loss provision for the quarter."

Fiscal First Quarter 2011 Highlights (at or for the period ended December 31, 2010, compared to December 31, 2009, or September 30, 2010):
  *    Net income increased to $1.36 million from $224,000 one year ago;
  * Earnings per common diluted share increased to $0.16 from a loss of $(0.01) per diluted common share one year ago;
  * Capital levels remain very strong: Total Risk Based Capital of 16.54%; Tier 1 Leverage Capital Ratio of 11.37%; Tangible Capital to Tangible Assets Ratio of 11.22%, all solidly above well capitalized levels;
  * Net interest margin increased to 3.82% from 3.77% for the quarter immediately prior;
  * Speculative one- to four-family construction loans, multi-family construction loans and land development loans comprise only 2.1% of the loan portfolio;
  * Total construction and land development loans decreased 43% year-over-year and now account for only 12% of total loans;
  * Net charge-offs for the quarter decreased to $415,000; down 74% from the linked quarter and down 77% year-over-year;
  *    FHLB advances decreased by 27% during the quarter;
  * Recorded a non-cash $634,000 MSR valuation allowance recovery representing the majority of the $890,000 MSR valuation allowance recorded in the quarter immediately prior.

Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 16.54%, a Tier 1 leverage capital ratio of 11.37% and a tangible capital to tangible assets ratio of 11.22% at December 31, 2010.

"We remain focused on improving asset quality," said Sand. "Although non-performing assets increased marginally during the quarter, credit quality improved from one year ago. The loan loss provision decreased 65% and net charge-offs decreased 77% year-over-year. Our most recent FDIC visitation and exit conference concluded on January 13, 2011."

Timberland recorded a $900,000 provision to its allowance for loan losses during the current quarter. Net charge-offs for the quarter ended December 31, 2010 declined 74% to $415,000 compared to $1.6 million for the quarter ended September 30, 2010 and were down 77% from $1.8 million for the comparable quarter one year ago. The allowance for loan losses of $11.7 million represented 2.19% of loans receivable and loans held for sale at December 31, 2010 compared to 2.09% at September

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Timberland Q1 Earnings
January 24, 2011
Page 2

30, 2010. Total delinquent and non-accrual loans were $42.9 million at December 31, 2010 compared to $51.7 million one year ago and $35.0 million at September 30, 2010. The non-performing assets ("NPAs") to total assets ratio was 5.87% at December 31, 2010 compared to 7.25% at December 31, 2009 and 5.53% at September 30, 2010.

Non-accrual loans increased to $26.2 million at December 31, 2010 from $24.9 million at September 30, 2010 and were comprised of 78 loans and 55 credit relationships. Non-accrual loans were comprised of the following at December 31, 2010:
  * 29 land loans totaling $8.10 million (of which the largest had a balance of $2.73 million)
  * Nine commercial real estate loans totaling $6.30 million (of which the largest had a balance of $2.71 million)
  * 16 single family home loans totaling $4.12 million (of which the largest had a balance of $722,000 and was paid off subsequent to quarter end)
  * Eight land development loans totaling $3.52 million (of which the largest had a balance of $1.42 million)
  * Three single family speculative home loans totaling $1.70 million (of which the largest had a balance of $751,000)
  * Two condominium construction loans totaling $1.35 million (of which the largest had a balance of $1.03 million)
  * Five home equity loans totaling $739,000 (of which the largest had a balance of $344,000)
  *    One single family owner / builder construction loan with a balance of
       $279,000
  *    Two commercial business loans totaling $44,000
  *    Three consumer loans totaling $28,000

Net charge-offs totaled $415,000 during the quarter ended December 31, 2010 and were primarily comprised of the following:
  *    $129,000 on six single family home loans
  *    $116,000 on five land loans
  *    $78,000 on three home equity loans
  *    $28,000 on one single family speculative construction loan
  *    $27,000 on two consumer loans
  *    $22,000 on one commercial business loan
  *    $19,000 on one commercial real estate loan
  *    $4,000 net recovery on one multi-family loan

Other real estate owned ("OREO") and other repossessed items totaled $12.61 million at December 31, 2010 compared to $11.52 million at September 30, 2010. At December 31, 2010 the OREO portfolio consisted of 33 individual properties and four other repossessed assets. The properties consisted of two condominium projects totaling $3.9 million, three land development projects totaling $2.9 million, 15 land parcels totaling $2.3 million, nine single family homes totaling $1.9 million and four commercial real estate properties totaling $1.5 million. During the quarter ended December 31, 2010 twelve OREO properties and one other repossessed asset totaling $355,000 were sold. Included in this total were nine residential building lots in a Clark County, Washington subdivision and two residential building lots in a Richland, Washington subdivision. The Bank has a 12.5% participation interest in the Clark County subdivision and the Bank recorded a gain of $27,000 from lots sold in the subdivision during the quarter. "We are seeing steady sales in these two projects and anticipate that lot sales will accelerate during the spring selling season," said Sand.


Balance Sheet Management

On October 1, 2010, a portion of the Bank's excess liquidity was used to repay four Federal Home Loan Bank ("FHLB") advances totaling $20.0 million. The average interest rate on these advances was 4.08%. The four advances of $5.0 million each had the following maturity dates: one on October 29, 2010, two on December 31, 2010 and one on January 14, 2011. Prepaying the advances required the prepayment of interest to the stated maturities of the advances. "Even with the repayment of the FHLB advances, we continue to maintain a high level of liquidity, both on balance sheet and through off-balance sheet sources," said Dean Brydon, Chief Financial Officer. Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 19.5% of total liabilities at December 31, 2010 compared to 21.4% at September 30, 2010 and 15.2% one year ago. Total assets decreased 3% to $722.5 million at December 31, 2010 from $742.7 million at September 30, 2010 primarily as a result of reducing cash equivalents to repay the $20 million of FHLB advances. During the quarter, Timberland reduced its cash balances by $14.3 million, decreased its loan portfolio by $3.8 million and reduced its mortgage-backed securities and other investments by $3.3 million.

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Timberland Q1 Earnings
January 24, 2011
Page 3

Net loans receivable decreased 1% to $523.8 million at December 31, 2010 from $527.6 million at September 30, 2010. "The loan mix in our portfolio and the risk profile of the portfolio continues to improve," said Brydon. "Overall, we have reduced our total exposure to construction and land development loans by 43% from one year ago and by 61% from two years ago." Timberland continues to originate non-speculative owner / builder single family home construction loans and certain commercial real estate construction loans, but has dramatically reduced its exposure to speculative residential construction loans.

LOAN PORTFOLIO
($ in thousands)             Dec. 31, 2010    Sept. 30, 2010   Dec. 31, 2009
                            Amount  Percent  Amount  Percent   Amount  Percent
                            ------  -------  ------  -------   ------  -------
Mortgage loans:
 One-to-four family        $116,631    21%  $121,014    22%   $112,678    19%
 Multi-family                29,419     5     32,267     6      27,833     5
 Commercial                 217,845    39    208,002    37     197,614    34
 Construction and land
  development                68,081    12     69,271    12     118,552    20
 Land                        58,334    11     62,999    11      65,159    11
                           --------   ---   --------   ---    --------   ---
  Total mortgage loans      490,310    88    493,553    88     521,836    89

Consumer loans:
 Home equity and second
  mortgage                   37,239     7     38,418     7      40,212     7
 Other                        8,939     2      9,086     2       9,449     2
                           --------   ---   --------   ---    --------   ---
  Total consumer loans       46,178     9     47,504     9      49,661     9

Commercial business loans    17,452     3     17,979     3      13,023     2
                           --------   ---   --------   ---    --------   ---
Total loans                 553,940   100%   559,036   100%    584,520   100%
                                      ===              ===               ===
Less:
 Undisbursed portion of
  construction loans in
  process                   (16,288)         (17,952)          (20,096)
 Deferred loan origination
  fees                       (2,153)          (2,229)           (2,337)
 Allowance for loan losses  (11,749)         (11,264)          (14,931)
                           --------         --------          --------
Total loans receivable,
 net                       $523,750         $527,591          $547,156
                           ========         ========          ========


CONSTRUCTION AND LAND DEVELOPMENT LOAN COMPOSITION
($ in thousands)          Dec. 31, 2010    Sept. 30, 2010     Dec. 31, 2009
                               Percent            Percent            Percent
                               of Loan            of Loan            of Loan
                       Amount  Portfolio  Amount  Portfolio  Amount  Portfolio
                       ------  ---------  ------  ---------  ------  ---------
Custom and owner /
 builder              $32,483       5%   $30,945       5%   $32,014       6%
Speculative one- to
 four-family            3,469       1      4,777       1     12,523       2
Commercial real
 estate                23,869       4     23,528       4     36,890       6
Multi-family
 (including
 condominium)           2,938       1      3,587       1     19,084       3
Land development        5,322       1      6,434       1     18,041       3
  Total construction  -------      --    -------      --   --------      --
   and land
   development loans  $68,081      12%   $69,271      12%  $118,552      20%
                      =======      ==    =======      ==   ========      ==

Timberland's loan originations totaled $49.1 million for the quarter ended December 31, 2010 compared to $49.3 million for the preceding quarter and $54.1 million for the comparable quarter one year ago. Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset liability management purposes and to generate non-interest income. During the quarter ended December 31, 2010, $26.9 million one-to-four family fixed-rate mortgage loans were sold on the secondary market compared to $24.0 million for the preceding quarter and $18.9 million for the quarter ended one year ago. Historically low mortgage interest rates boosted mortgage refinancing activity in fiscal 2010," said Brydon. "As a result the gain on sale of loans was strong and the average life of loans in the existing mortgage loan servicing portfolio declined. This caused us to record an $890,000 valuation allowance at the end of fiscal 2010. With refinancing activity diminishing towards the end of the first fiscal quarter, the average life of loans comprising the MSR asset increased, and we were able to recover most of the valuation allowance in the current quarter."

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Timberland Q1 Earnings
January 24, 2011
Page 4

The Bank's land loan portfolio decreased to $58.3 million at December 31, 2010 from $63.0 million at September 30, 2010. The portfolio consists of 448 loans on a variety of land types including individual building lots, acreage, raw land and commercially zoned properties. The average loan size for the entire land portfolio was approximately $130,000 at December 31, 2010.

Timberland's mortgage-backed securities and other investments decreased by $3.3 million during the quarter to $12.9 million at December 31, 2010 from $16.2 million at September 30, 2010, primarily as a result of the sale of $2.3 million in agency mortgage-backed securities for a gain of $79,000, prepayments, regular amortization and impairment related write-downs. During the quarter ended December 31, 2010, other-than-temporary-impairment ("OTTI") credit related write-downs of $136,000 were recorded on the private label mortgage-backed securities that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008. At December 31, 2010 the Bank's remaining private label mortgage-backed securities portfolio had been reduced to $4.6 million from an original acquired balance of $15.3 million.

DEPOSIT BREAKDOWN
($ in thousands)             Dec. 31, 2010    Sept. 30, 2010   Dec. 31, 2009
                            Amount  Percent  Amount  Percent   Amount  Percent
                            ------  -------  ------  -------   ------  -------
Non-interest bearing      $ 51,519      9%  $ 58,755     10%  $ 50,525     9%
N.O.W. checking            157,411     27    153,304     26    133,510    25
Savings                     69,168     12     67,448     12     61,697    11
Money market                58,756     10     55,723     10     63,965    12
Certificates of deposit
 under $100                148,296     26    150,633     26    136,838    25
Certificates of deposit
 $100 and over              92,244     16     93,006     16     90,478    17
Certificates of deposit
 - brokered                    - -     --        - -    - -      4,000     1
                          --------    ---   --------    ---   --------   ---
  Total deposits          $577,394    100%  $578,869    100%  $541,013   100%
                          ========    ===   ========    ===   ========   ===

Total deposits decreased by less than 1% to $577.4 million at December 31, 2010, from $578.9 million at September 30, 2010 primarily as a result of a $7.2 million decrease in non-interest bearing account balances and a $3.1 million decrease in CD account balances. These decreases were partially offset by a $4.1 million increase in N.O.W. checking account balances, a $3.0 million increase in money market account balances and $1.7 million increase in savings account balances.

Total shareholders' equity increased $1.15 million to $86.56 million at December 31, 2010, from $85.41 million at September 30, 2010. The increase in equity was primarily a result of net income for the quarter, net of accrued dividends on preferred stock. Timberland continues to remain very well capitalized with a total risk based capital ratio of 16.54% and a Tier 1 leverage capital of 11.37%. Book value per common share was $10.04 and tangible book value per common share was $9.17 at December 31, 2010.


Operating Results

Fiscal first quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances or recoveries on MSRs), was $8.78 million compared to $8.80 million for the immediately prior quarter and $8.69 million for the comparable quarter one year ago. Operating revenue for the current quarter was improved by increased gains on sale of loans (from an increase in the dollar amount of fixed rate single family loans sold into the secondary market) and $79,000 in gains from the sale of agency mortgage-backed securities. These gains were partially offset by a reduction in service charges on deposits, which is in part attributable to new regulations regarding overdraft charges that became effective in August 2010.

Net interest income decreased to $6.33 million for the quarter ended December 31, 2010, from $6.41 million for the immediately prior quarter and from $6.39 million for the comparable quarter one year ago. The decrease in net interest income was primarily due to a decrease in the level of average total interest-earning assets during the current quarter as a portion of the Company's excess liquidity was used to repay $20 million in FHLB advances. In spite of the continued challenging interest rate environment, Timberland's net interest margin increased to 3.82% for the current quarter compared to 3.77% for the

Timberland Q1 Earnings
January 24, 2011
Page 5

quarter ended September 30, 2010. The net interest margin was reduced by approximately four basis points for the quarter ended December 31, 2010 by the reversal of interest income on loans placed on non-accrual during the quarter.

Timberland recorded a $900,000 provision to its allowance for loan losses for the quarter ended December 31, 2010, compared to $2.0 million in the preceding quarter and $2.6 million in the comparable quarter one year prior. Net charge-offs for the quarter ended December 31, 2010 totaled $415,000 compared to $1.6 million for the quarter ended September 30, 2010 and $1.8 million for the quarter ended December 31, 2009.

Primarily as a result of recording a non-cash $634,000 valuation allowance recovery for the Bank's MSR asset, non-interest income increased 118% to $2.95 million for the first fiscal quarter from $1.36 million for the immediately prior quarter and by 50% from $1.97 million for the comparable quarter one year ago. The increase in the fair value of the MSR asset was primarily a result of increased mortgage interest rates during the quarter ended December 31, 2010. An increase in gain on sale of loans and gain on sale of securities also contributed to the increase in non-interest income for the current quarter.

Total operating (non-interest) expenses increased 6% to $6.38 million for the first fiscal quarter from $6.03 million for the immediately prior quarter and increased 16% from $5.50 million for the comparable quarter one year ago. The increase in expenses compared to the immediately prior quarter was primarily due to increased OREO related expenses. The increased OREO related expenses for the current quarter were primarily due to lower valuations on updated appraisals received for several properties. The increase in expenses compared to the comparable quarter one year ago was primarily due to increased OREO related expenses and increased insurance expenses (FDIC and D&O). Also affecting the comparison was a change in the Bank's vacation accrual policy during the prior year which reduced the salaries and employee benefits expense by $164,000 for the quarter ended December 31, 2009.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank"). The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).


Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions, including regulatory memoranda of understandings ("MOUs") to which we are subject; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of

Timberland Q1 Earnings
January 24, 2011
Page 6

our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, the interpretation of regulatory capital or other rules and any changes in the rules applicable to institutions participating in the TARP Capital Purchase Program; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2011 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Timberland Q1 Earnings
January 24, 2011
Page 7

TIMBERLAND BANCORP INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS               Three Months Ended
($ in thousands, except per share amounts)     Dec. 31,   Sept. 30,   Dec. 31,
(unaudited)                                      2010        2010        2009
                                               ------      ------      ------
  Interest and dividend income
  Loans receivable                             $8,534      $8,683      $9,065
  Mortgage-backed securities and other
   investments                                    182         215         216
  Dividends from mutual funds                       8           8           9
  Interest bearing deposits in banks               87          90          51
                                               ------      ------      ------
    Total interest and dividend income          8,811       8,996       9,341
                                               ------      ------      ------

  Interest expense
  Deposits                                      1,751       1,821       2,077
  FHLB advances and other borrowings              729         768         873
                                               ------      ------      ------
    Total interest expense                      2,480       2,589       2,950
                                               ------      ------      ------
    Net interest income                         6,331       6,407       6,391

  Provision for loan losses                       900       2,005       2,600
                                               ------      ------      ------
    Net interest income after provision
     for loan losses                            5,431       4,402       3,791

  Non-interest income
  OTTI on mortgage-backed securities, net        (136)       (148)       (288)
  Realized loss on mortgage-backed securities     - -          (3)        (48)
  Gain on sale of securities                       79         - -         - -
  Service charges on deposits                     984       1,022       1,130
  Gain on sale of loans, net                      701         560         449
  Bank owned life insurance ("BOLI") net
   earnings                                       122         122         134
  Servicing income (expense) on loans sold        (36)         48          29
  Valuation recovery (allowance) on mortgage
   servicing rights ("MSRs")                      634        (890)        - -
  ATM transaction fees                            411         432         362
  Other                                           192         213         201
                                               ------      ------      ------
    Total non-interest income, net              2,951       1,356       1,969
                                               ------      ------      ------

  Non-interest expense
  Salaries and employee benefits                3,127       3,047       2,981
  Premises and equipment                          694         648         701
  Advertising                                     167         203         172
  OREO and other repossessed items expense,
   net                                            428         114          50
  ATM expenses                                    175         208         155
  FDIC insurance                                  340         336         200
  Insurance                                       154         151          20
  Postage and courier                             115         139         128
  Amortization of core deposit intangible          42          48          48
  State and local taxes                           166         173         141
  Professional fees                               182         102         172
  Other                                           786         860         730
                                               ------      ------      ------
    Total non-interest expense                  6,376       6,029       5,498
                                               ------      ------      ------

  Income (loss) before income taxes             2,006        (271)        262
  Provision (benefit) for income taxes            647        (130)         38
                                               ------      ------      ------
    Net income (loss)                          $1,359      $ (141)     $  224
                                               ======      ======      ======

  Preferred stock dividends accrued            $ (208)     $ (208)     $ (208)

Timberland Q1 Earnings
January 24, 2011
Page 8

  Preferred stock discount accretion              (54)        (54)        (51)
                                               ------      ------      ------
  Net income (loss) to common shareholders     $1,097      $ (403)     $  (35)
                                               ======      ======      ======

  Net income (loss) per common share:
    Basic                                      $ 0.16      $(0.06)     $(0.01)
    Diluted                                    $ 0.16      $(0.06)     $(0.01)
  Weighted average common shares outstanding:
    Basic                                   6,745,250   6,715,734   6,709,985
    Diluted                                 6,745,250   6,715,734   6,709,985

Timberland Q1 Earnings
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Page 9

TIMBERLAND BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)
 (unaudited)                                Dec. 31,    Sept. 30,    Dec. 31,
Assets                                         2010         2010        2009
                                            --------    --------    --------
Cash and cash equivalents:
  Cash and due from financial institutions  $  8,955    $  9,466    $ 11,676
  Interest-bearing deposits in other banks    88,516     102,320      57,250
                                            --------    --------    --------
                                              97,471     111,786      68,926
                                            --------    --------    --------

Certificate of deposits ("CDs") held for
 investment, at cost                          18,501      18,047      14,442
Mortgage-backed securities and other
 investments:
  Held to maturity, at amortized cost          4,715       5,066       6,413
  Available for sale, at fair value            8,191      11,119      12,594
FHLB stock                                     5,705       5,705       5,705

Loans receivable                             533,646     535,885     559,153

Loans held for sale                            1,853       2,970       2,934
Less: Allowance for loan losses              (11,749)    (11,264)    (14,931)
                                            --------    --------    --------
Net loans receivable                         523,750     527,591     547,156

Premises and equipment, net                   17,237      17,383      17,951
OREO and other repossessed items, net         12,612      11,519       8,119
BOLI                                          13,522      13,400      13,042
Accrued interest receivable                    2,706       2,630       2,997
Goodwill                                       5,650       5,650       5,650
Core deposit intangible                          522         564         707
Mortgage servicing rights, net                 2,587       1,929       2,691
Prepaid FDIC insurance assessment              2,959       3,268       4,364
Other assets                                   6,357       7,030       5,709
                                            --------    --------    --------
Total assets                                $722,485    $742,687    $716,466
                                            ========    ========    ========

Liabilities and shareholders' equity
Deposits: Demand, non-interest-bearing      $ 51,519    $ 58,755    $ 50,525
Deposits: Interest-bearing                   525,875     520,114     490,488
                                            --------    --------    --------
  Total deposits                             577,394     578,869     541,013
                                            --------    --------    --------

FHLB advances                                 55,000      75,000      75,000
Federal Reserve Bank of San Francisco
 borrowings                                       --          --      10,000
Repurchase agreements                            642         622         622
Other liabilities and accrued expenses         2,887       2,788       2,625
                                            --------    --------    --------
Total liabilities                            635,923     657,279     629,260
                                            --------    --------    --------

Shareholders' equity
Preferred stock - $.01 par value;
 1,000,000 shares authorized;
 16,641 shares, Series A, issued and
  outstanding
 Series A shares: $1,000 per share
  liquidation value                           15,818      15,764      15,605
Common stock - $.01 par value; 50,000,000
 shares authorized;
  7,045,036 shares issued and outstanding     10,389      10,377      10,343
Unearned shares- Employee Stock Ownership
 Plan                                         (2,181)     (2,247)     (2,446)
Retained earnings                             63,335      62,238      65,607
Accumulated other comprehensive loss            (799)       (724)     (1,903)
                                            --------    --------    --------
Total shareholders' equity                    86,562      85,408      87,206
                                            --------    --------    --------
Total liabilities and shareholders' equity  $722,485    $742,687    $716,466
                                            ========    ========    ========

Timberland Q1 Earnings
January 24, 2011
Page 10

KEY FINANCIAL RATIOS AND DATA
($ in thousands, except per share amounts) (unaudited)


                                                  Three Months Ended
                                          ----------------------------------
                                          Dec. 31,     Sept. 30,     Dec. 31,
                                             2010          2010         2009
                                          -------        -------     -------
PERFORMANCE RATIOS:
Return (loss) on average assets (a)         0.75%        (0.08)%       0.13%
Return (loss) on average equity (a)         6.35%        (0.66)%       1.02%
Net interest margin (a)                     3.82%          3.77%       3.94%
Efficiency ratio                           68.69%         77.66%      65.77%
Core efficiency ratio (b)                  67.24%         66.66%      62.10%

                                          Dec. 31,      Sept. 30,    Dec. 31,
                                             2010           2010        2009
                                          -------        -------     -------
ASSET QUALITY RATIOS:
Non-accrual loans                         $26,166        $24,864     $34,563
Past due 90 days and still accruing           305          1,325       6,299
Non-performing investment securities        3,325          3,390       2,976
OREO and other repossessed assets          12,612         11,519       8,119
                                          -------        -------     -------
  Total non-performing assets (c)         $42,408        $41,098     $51,957
                                          =======        =======     =======

Non-performing assets to total assets
 (c)                                         5.87%          5.53%       7.25%
Net charge-offs                             $ 415         $1,641      $1,841
Allowance for loan losses to non-accrual
 loans                                         45%            45%         43%
Allowance for loan losses to loans
 receivable, net (d)                         2.19%          2.09%       2.66%
Troubled debt restructured loans on
 accrual status (e)                       $ 8,841        $ 8,995      $  - -

CAPITAL RATIOS:
Tier 1 leverage capital                     11.37%         10.96%      11.95%
Tier 1 risk based capital                   15.28%         15.00%      14.63%
Total risk based capital                    16.54%         16.26%      15.90%
Tangible capital to tangible assets (f)     11.22%         10.75%      11.39%

BOOK VALUES:
Book value per common share               $ 10.04        $  9.89     $ 10.16
Tangible book value per common share (f)  $  9.17        $  9.00     $  9.26

-------------
(a)  Annualized
(b) Calculation excludes OTTI losses, OREO expenses, realized losses on investment securities, valuation allowance / recovery on MSRs and amortization of CDI.
(c) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets. Troubled debt restructured loans on accrual status are not included.
(d) Includes loans held for sale and is before the allowance for loan losses.
(e) Does not include troubled debt restructured loans totaling $6,756, $7,405 and $9,799 reported as non-accrual loans at December 31, 2010, September 30, 2010 and December 31, 2009, respectively.
(f) Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Q1 Earnings
January 24, 2011
Page 11


AVERAGE BALANCE SHEETS:                          Three Months Ended
                                          ----------------------------------
                                            Dec. 31,   Sept. 30,     Dec. 31,
                                               2010        2010         2009
                                            -------      -------     -------
Average total loans                        $539,007     $544,561    $561,378
Average total interest-earning assets
 (a)                                        663,761      678,925     648,716
Average total assets                        722,007      737,854     701,614
Average total interest-bearing deposits     523,221      518,683     474,898
Average FHLB advances and other
 borrowings                                  55,546       75,584      85,537
Average shareholders' equity                 85,596       86,086      87,756

------------------
(a)  Includes loans on non-accrual status